Money Market Fund
355751
Question 77C


Combined Special Meetings of the Portfolios

Combined Special Meetings of the Portfolios were held on June
23 and adjourned to June 30, 2005.

There were three proposals submitted to shareholders.
Proposal 1 was the approval of the investment advisory contracts between the Portfolios and TAMIC. The agreements terminated as a matter of law at the closing of the MetLife Transaction. Proposal 2 was the approval of future subadvisory agreements without a shareholder vote. Proposal 3 was the election of a new member of the Board of Trustees, Elizabeth Forget, who is affiliated with MetLife.

The shareholders approved all proposals.

The following table sets forth the number of shares voted for, against and withheld as to each Proposal.

 Proposal 1


Money Market Fund

For
273,344,976.606


Against
  15,694,479.591


Withhold
  35,059,438.803


Total
324,098,895.000





Proposal 2

Money Market Fund

For
244,010,811.224


Against
  39,303,627.915


Withhold
  40,784,455.861


Total
324,098,895.000


Proposal 3



Money Market Fund

For
289,179,058.880


Against
  34,919,836.120


Total
324,098,895.000